As filed with the Securities and Exchange Commission on January 16, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Trump Media & Technology Group Corp.
(Exact name of registrant as specified in its charter)

Florida	85-4293042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 N. Cattlemen Rd., Ste. 200 Sarasota, Florida	34232
(Address of Principal Executive Offices)	(Zip Code)

Trump Media & Technology Group Corp. 2024 Equity Incentive Plan (as Amended and Restated effective April 30, 2025)
(Full title of the plans)

Devin G. Nunes
Chief Executive Officer
Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
 (Name and address of agent for service)

(941) 735-7346
(Telephone number, including area code, of agent for service)

Copies to:

Jonathan H. Talcott, Esq.
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue NW, Suite 900
 Washington, DC 20001
Telephone: (202) 689-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Trump Media & Technology Group Corp. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 13,836,215 shares (the “Shares”) of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to the Trump Media & Technology Group Corp. 2024 Equity Incentive Plan (as amended and restated, the “Plan”) pursuant to an “evergreen” provision contained therein, as follows: on January 1, 2026, the maximum number of shares available for issuance under the Plan was increased by 13,836,215 shares to 27,088,759 shares, which increase is equal to 5% of the total number of shares of the Common Stock outstanding on December 31, 2025. These additional shares of Common Stock are securities of the same class as other securities for which a registration statement on Form S-8 has been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), which is described below. As disclosed above, these additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision in the Plan, which provides that the total number of shares subject to the Plan will be increased each year on January 1; provided, however, that the Registrant’s Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Common Stock.

The Registrant previously registered shares of Common Stock for issuance under the Plan on a Registration Statement on Form S-8 (Registration No. 333-283005) filed with the SEC on November 5, 2024 (the “2024 Registration Statement”). Pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement herby incorporates by reference the contents of the 2024 Registration Statement, except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025;

●
the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 9, 2025, August 1, 2025 and November 7, 2025, respectively;

●
the Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 20, 2025, March 7, 2025, April 30, 2025 (as amended on May 1, 2025), May 27, 2025, May 30, 2025, August 26, 2025, August 26, 2025 and December 18, 2025; and

●
the description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A12B filed with the SEC on March 31, 2025 and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 607.0851 of the Florida Business Corporation Act (the “FBCA”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant’s articles of incorporation provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the FBCA, and its bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the FBCA.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the FBCA. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1
Articles of Incorporation of Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 30, 2025)

4.2	Bylaws of Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 30, 2025)

4.3#
Trump Media & Technology Group Corp. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 30, 2025)

4.4#
Form of Trump Media & Technology Group Corp. RSU Award Agreement (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8, filed by Trump Media & Technology Group Corp. on November 5, 2024)

4.5#
Form of Trump Media & Technology Group Corp. Stock Option Award Agreement (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8, filed by Trump Media & Technology Group Corp. on November 5, 2024)

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP

23.1*	Consent of Semple, Marchal & Cooper, LLP, independent registered public accounting firm of Trump Media & Technology Group Corp.

23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

107*	Filing Fee Table

*Filed herewith
# Denotes compensatory plan or arrangement

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on January 16, 2026.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
	Name:	Devin Nunes
	Title:	Chief Executive Officer, President and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Trump Media & Technology Group Corp., hereby, severally constitute and appoint each of Devin Nunes, Phillip Juhan and Scott Glabe as our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she/he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or her/his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Devin Nunes	Chief Executive Officer, President and Chairman (Principal Executive Officer)	January 16, 2026
Devin Nunes

/s/ Phillip Juhan	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2026
Phillip Juhan

/s/ Eric Swider	Director	January 16, 2026
Eric Swider

/s/ David Bernhardt	Director	January 16, 2026
David Bernhardt

/s/ W. Kyle Green	Director	January 16, 2026
W. Kyle Green

/s/ George Holding	Director	January 16, 2026
George Holding